CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 105 to the registration statement on Form N-1A (the "Registration Statement") of our report dated December 10, 1997, relating to the financial statements and financial highlights appearing in the October 31, 1997 Annual Report to Shareholders of Colonial Select Value Fund, a series of Colonial Trust III, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "The Fund's Financial History" in the Prospectus and "Independent Accountants" in the Statement of Additional Information.


PRICEWATERHOUSECOOPERS LLP
--------------------------
PricewaterhouseCoopers LLP
Boston, MAssachusetts
November 16, 1998